Enterprise Financial Services Corp

Moderator: Peter Benoist
July 25, 2013
3:30 p.m. ET

Operator:
Ladies and gentlemen, thank you for standing by, and welcome to the Enterprise Financial earnings call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. I would now like to turn the call over to Peter Benoist to begin. Please go ahead, sir.

Peter Benoist:
Thank you, Maria, and welcome, everybody. Thank you for joining our second quarter call. I'd like to remind all listeners that during this call, we'll be making forward looking statements. Actual results may differ materially from results contemplated in our forward looking statements as a result of various important factors, including those described in our 2012 annual report, on form 10K and on subsequent filings with the SEC.

Forward looking statements speak only as of today, Thursday, July 25th, 2013, and the company undertakes no obligation to update them in light of new information or future events. I'd also like to remind you that you can find a copy of our second quarter press release, which includes reconciliations of non-GAAP financial measures referred to in this conference call, in the investor relations section of our Web site.

I am joined by Frank Sanfilippo, our chief financial officer. Steve Marsh, who normally joins us, he's our chairman and chief credit officer is on a well-deserved vacation, so I'll be pinch-hitting for him as it relates to some of the credit issues. As our release indicated, we had a very strong quarter from an earnings perspective, with fully diluted earnings per share of 32 percent over the prior year period, and a 9.4 percent increase from the record first quarter of this year.

The primary driver for earnings in the quarter was a 4.3 million dollar provision benefit resulting from strong improvement in asset quality in the non-covered portfolio. The quarter showed nominal inflows of nonperforming loans, low levels of charge-offs and nearly five million in problem loan resolutions, resulting in a 19 percent reduction in non-performing loans on a linked quarter basis.

As we indicated to you at the beginning of the year, a primary focus of the company during 2013 would be a significant improvement in performing in classified asset levels in our non-covered portfolio, from levels that were already below peer medium. Nonperforming assets now represent 1.1 percent of total assets at quarter end. Classified assets now represent approximately 33 percent of our bank's tier one equity plus reserves, with a goal of continued positive improvement.

From a loan volume perspective, we experienced continued runoff in investor-owned commercial real estate, particularly in the Kansas City market. This was mainly as a result of very aggressive long-term fixed rate pricing that we chose not to compete with. While our heaviest loan maturities occur in the first six months of the year, we expect loan pricing to remain very competitive in all three of our markets. We continued to add commercial and industrial relationships during the quarter, with C&I growth being especially strong in Kansas City.

I believe that while maintaining our pricing disciplines and continuing to price to risk, may slow loan growth somewhat in the short run, more modest growth at slightly higher margins will deliver better shareholder value over time. Over the last year, the company's core net interest margin has declined a modest six basis points. We expect overall non-covered loan growth to be in the three to four percent range for the year.

So in summary, we continue to see good C&I loan growth, coupled with continued improved credit quality, while competition for good quality relationships would continue to be aggressive in all of our markets. I've asked Frank to comment if he would in more detail on our margin trends, on the covered portfolio, and on capital management. Frank?

Frank Sanfilippo:
Thank you, Peter, and good afternoon, everyone. In regards to our net interest income, I would add interest-bearing transaction deposit costs were 30 basis points in the quarter, down from 32 basis points in the linked first quarter, including the impact of DDA, the cost was 20 basis points in the second quarter, down from 22 basis points in the linked first quarter.

As noted in the release, given the tightening liquidity trends on our balance sheet over the past year, continued reductions in deposit costs is limited as we seek to increase deposits over and above our normal seasonal increases in transaction account balances during the last six months of this year.

Given the drop in core loan yields for the quarter, the core net interest margin of 3.56 percent held up nicely versus the linked first quarter margin of 3.55 percent, as the earning asset mix benefited from shifting excess liquidity into loans. As noted, continued pressure on loan yields and liquidity is expected to result in a slightly lower core net interest rate margin for the rest of 2013.

Turning to covered assets, the yield on covered loans was 15.3 percent if you exclude the effects of accelerated cash flows due to prepayments, fairly consistent with the 15.9 percent in the linked first quarter. Accretion income related to accelerated cash flows was 4.7 million in the second quarter, versus 7.2 million in the linked first quarter, but there were partial offsets to both of these in non-interest income.

On June 30th, 2013, we still have an estimated 62.4 million of accretable yield to recognize over the life of the portfolio. Our current projection of average covered loan balances is 158 million dollars for 2013, versus the average year to date through June of 174 million, and 99 million dollars for 2014. These estimates do change based on our quarterly recast of cash flows. The latest quarterly recast on the covered assets showed a reversal of impairment, which we reported through a negative provision for loan losses covered under FDIC loss share agreements. However, approximately 80 percent of this benefit in the quarter was offset in non-interest income, given our loss sharing agreements with the FDIC.

The change in the FDIC loss share receivable, which is part of non-interest income, was a -6.7 million for the second quarter. There are three pieces to this number. First, negative accretion of 1.9 million related to the accelerated cash flows previously noted. Two, the 1.8 million of negative accretion related to the provision for loan loss on covered loans also previously noted, and finally three, the negative base accretion of three million dollars.

Remember that this negative base accretion is adjusting the indemnification assets downward over their respective lives, to match the expected reimbursement of losses from the FDIC under the loss share agreements. We also reported an additional 449,000 dollars of clawback liability to the FDIC through non-interest expenses as projected losses on one of the banks continued to decline. If you put all of the accounting pieces together, the covered assets continue to perform significantly better than expected.

On capital, we do believe we'll hit our seven percent tangible equity ratio target by the end of this year, which is one year sooner than previously disclosed. We saw additional improvements in the tangible capital ratios during the quarter, despite the unrealized losses on the investment portfolio, due to strong earnings and declines in tangible assets. We would not expect further asset declines in 2013, given my previous comments on deposits.

Finally, you should note that in our FD and 10Q filings next week, we will be disclosing the breakdown in pre-tax earnings between covered assets and the core bank. This disclosure will show considerable growth in absolute dollars of earnings from the core bank over the past 2 ½ years, and an increasing portion of our reported pre-tax earnings attributable to the core bank. As expected, pre-tax earnings from covered assets are generally declining as a percent of our total company, due to the strong growth of the core banks earnings.

Our focus over this time frame has been, and will continue to be, growing the earnings of the core bank profitably, while maximizing the profitability of the covered assets as they declined. This disclosure going forward will monitor our progress.

We will now open the line up for any questions you may have.

Operator:	As a reminder, ladies and gentlemen, if you wish to ask a question, simply press star then the number one on your telephone keypad. Our first question comes from the line of Jeff Rulis of DA Davidson.

Jeff Rulis:	Good afternoon.

Peter Benoist:	Hi, Jeff.

Jeff Rulis:	A question on the - on the provision. I suppose if you're sort of guiding to modest loan growth and improving credit, the likelihood of a zero for the non-covered portfolio is zero provision, or perhaps a negative provision, is that there are good odds given your outlook?

Peter Benoist:
Yes, I'd say our - that's a really tough question to answer, in one respect. We've always indicated that given the kind of bank we are, we're going to see lumpiness as it relates to credit quality on a quarter to quarter basis. So, you know, I wouldn't necessarily say it would be zero. But I would say that our expectation has continued improvement in asset quality in general.

We've indicated what our loss rate is expected to be at 50 basis points, and in the context of the current reserves, we think they're adequate.

Jeff Rulis:
And then on the sales of the state tax credits, and you sort of alluded in the press release that visibility is a little uncertain, but I guess from a broader sense, is there any reason to believe that you'd book either more or less going forward than your historical rates?

Frank Sanfilippo:
No, it should - this is Frank. It should - we would not expect anything less than our historical rates. The only thing that flows through there, and that's really the reason why it's down from the second quarter of last year is that our market to market, we have a portion of those that are market to market, and with rates rising, we did have a negative - I apologize - a negative adjustment, a fair value adjustment in there.

But normally, as far as the volume of state tax credits and just the straight gains from those sales, should be consistent. They should not decline. It's just the market to market sometimes causes some volatility.

Peter Benoist:	And I'd just add, Jeff, I think our 2012 allocations are totally committed, totally sold.

Jeff Rulis:
All right, and just one last one on the - kind of the Gorman and Gorman acquisition, and expectations on the single family mortgage portfolio. I mean, is this - that relationship more of a fee income generator than a - than a portfolio loan? I guess I was trying to look for the indication on the residential real estate in a portfolio.

Peter Benoist:	You know, you're right. We're doing it more as a fee play than a balance sheet play.

Jeff Rulis:	Got it. OK, that's it for me, thanks.

Peter Benoist:	Thank you.

Operator:	Our next question comes from the line of Chris McGratty of KBW.

Chris McGratty:	Good afternoon, guys.

Peter Benoist:	Hi, Chris.

Chris McGratty:
Peter, the capital level has been restored about a year sooner than you thought. Can you talk about capital priorities at this point? And maybe, whether you think you guys would ever return to an M&A strategy, maybe later this year or next?

Peter Benoist:
Yes, I think our current focus right now is continuing, as Frank mentioned, to focus on the core bank and core bank profitability. We've indicated in the past, we're opportunistic as it relates to potential M&A. I would say, our bias would be toward core deposit acquisition in that context. In anticipation, at some point, of an economic recovery and loan growth picking up to some better degree than what we've seen so far.

There is no contemplated deal activity at the moment, but we would be open to it. From a capital perspective, I think we feel pretty good about where we stand right now, and our strategy would be to only go to the markets to the extent we had a defined need. And other than that, I think we feel, based on our growth rates and what we're projecting from a growth rate perspective on the organic side, earnings ought to supply the sufficient capital to support our growth.

Chris McGratty:
OK, on the - on the segment disclosure that you're going to give in the Q, can you give us any sense of, you know, the quarterly trends, maybe this quarter, first half of the year, just to - just to help separate the contribution?

Frank Sanfilippo:	I'd ask that you wait for Monday for our filing.

Chris McGratty:	OK, yes. And then on the Gorman impact, can you - I think you said in the release there was not going to be an impact this year. Should we think about P&L impact in '14?

Frank Sanfilippo:
Yes, I mean I guess the way I answer that - this is Frank - is that if you look at historically what that business has been able to do - what they've been able to do - it's, you know, 15, 20 million dollars a month is what they've historically been able to do, and so what factors into that obviously is our ability to successfully integrate them, which we think we will be able to, to penetrate, you know, some additional markets that are in our footprint, that they didn't have before, and some of it does depend obviously on origination and refis, which they've shown some ability to have a good - pretty much origination business as well. So, that's how I guess I'd have to answer that, Chris.

Chris McGratty:	OK, thanks.

Operator:	Our next question comes from the line of Andrew Liesch of Sandler O'Neill.

Andrew Liesch:
You know, my question is, it kind of relates to loan demand and slots on their different market, is sounds like Kansas City is doing well, I was curious what may be driving that, and then what opportunities you see in Arizona and St. Louis.

Peter Benoist:
You know, this is Peter. You know, I'd agree. I think we're pleased with the performance we're seeing on the C&I side. You know, I think it's partly really beginning to see some leverage off the acquisitions we've done in the market and getting better market awareness, which I think has been helpful. It is a much more heavily concentrated real estate portfolio in Kansas City than in St. Louis, which is why we saw the runoff to the degree that we did, I think, in this quarter. We saw it in St. Louis, too. And again, it was competitive pricing more than anything else on the commercial real estate side.

On a go-forward basis, the areas that I think from a pipeline perspective we're most encouraged by, mainly relate to a lot of our specialty lending groups, senior debt on M&A, that pipeline looks pretty strong for the second half. Life insurance premium finance also was strong in the second quarter, looks strong in the third and fourth quarters.

The allocation of new market tax credit provides opportunity for us to leverage loans, and that process has moved very quickly, and we see some good opportunity on leveraged loans in that regard, in all three markets, Arizona, Kansas City and finally I'd mention asset-based lending, which again those pipelines look pretty good. The issue on the ABL side for us is pricing. We see a lot of opportunity right now, but it seems to be getting pretty aggressive in all the markets.

So while I'd put that one on the list, I'd put it probably fourth on the list in terms of growth opportunity. It doesn't mean we won't grow it, I think we will grow it. We have an opportunity to grow it pretty aggressively, but again I think as I indicated in the release and in my comments, pricing discipline is something we're sort of paying some attention to right now.

Andrew Liesch:	Great, you know, you've covered all my other questions, thanks so much.

Peter Benoist:	You bet.

Operator:	As a reminder, ladies and gentlemen, if you wish to ask a question, simply press star then the number one on your telephone keypad. Our next question comes from Brian Martin of FIG Partners.

Brian Martin:	Hey, guys, nice quarter.

Peter Benoist:	Hi, Brian, thank you.

Brian Martin:
Hey, Peter, could you just talk about your ability to, you know, as you look at this FDIC portfolio winding down and the organic growth you're seeing that was a little bit slower in the first half, but sounds like it picked up a bit in the second half, you know, how you can outgrow that, you know, that retreat if you will in the FDIC, and kind of grow top line revenues as you - as you look forward, you know, how confident you are that you're able to do that.

And then secondly, maybe just on the - if you guys give a little color or thought on the - I thought that on the trust preferred, there was an element that was convertible, how that may impact your capital targets there in the short term and pricing on that, you know, when that converts, or when that could convert.

Peter Benoist:
On your first question, I'd sort of repeat Frank's comment. You're going to see a lot of detail on the Q when it comes out, and I think we're presenting a conference in New York, you'll see a filing on Monday that splits out core versus non-core, that it speaks more directly to your question.

And when we see the acceleration of earnings from a core bank perspective as it relates to our performance so far, and our expectations as it relates to the attrition on the covered book, we feel pretty confident that we're in good shape in that respect. So I think you'll see more detail in the filing, and I think it'll give you a lot more information in that respect.

On convertible preferreds, they are callable in December, as I recall. And I think that was your question.

Brian Martin:
Yes, OK. All right, that covers it. And then Frank, maybe just the accretion this quarter on the - I guess kind of the base accretion that's in the - in the first table in the press release. You know, that was a touch lower than it had been in recent quarters. I guess, was that - you know, that's how we should look at it going forward, that number is just going to continue to trend lower, that's my assumption, but maybe I'm not thinking about that correctly?

Frank Sanfilippo:
No, I mean but the balances were lower, Brian, I think, and you know, as I mentioned the last two quarters, it's been - I rounded to 15 percent. And you know, we're not giving forward looking guidance on that yield, as I said in the past I guess, or first quarter I did, anyway, to use just use the trends, to come up with your estimates.

Brian Martin:	OK.

Frank Sanfilippo:	We try to comment when we can on you know if there's any changes we should note for you.

Brian Martin:	OK, that sounds perfect, thanks very much.

Frank Sanfilippo:	Thank you.

Operator:
Again, ladies and gentlemen, if you wish to ask a question, simply press star then the number one on your telephone keypad. There are no further questions at this time. I'd like to turn the floor back over to management for any closing remarks.

Peter Benoist:
Great, thank you, Maria, and thanks to all of you for attending our call this afternoon, and for your interest in the company. We really appreciate it. If you do have any other followup questions, feel free to call Frank or myself and we wish you a great day. Thanks very much.

Operator:	Thank you. This concludes today's Enterprise Financial earnings conference call. You may now disconnect.

END